News Release

Media Line: 410 470-7433
www.constellation.com

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Media Contacts:
Robert L. Gould/Debra Larsson
410-470-7433

Investor Contacts:
Kevin Hadlock, 410-470-3647
Janet Mosher, 410 470-1884

Constellation Energy Closes $1.23 Billion Credit Facility;
Strengthens Liquidity Position

BALTIMORE – Nov. 14, 2008 – Constellation Energy (NYSE: CEG) today announced it has closed on a $1.23 billion 364-day credit facility with UBS Loan Finance LLC and RBS Securities Corporation.

“The successful completion of our credit facility marks a significant milestone in Constellation Energy’s ongoing initiative to stabilize our business by improving our liquidity position and reducing risk,” said Mayo A. Shattuck III, chairman, president and chief executive officer of Constellation Energy. “We continue to advance several strategic initiatives to reduce risk and manage capital spending costs.  We believe our progress to date, combined with today’s announced facility and the separate investments by our merger partner, MidAmerican Energy Holdings Company, provides sufficient liquidity to manage our business and successfully close our transaction.”

The company also announced the completion of the previously announced liquidity resource of up to $350 million from MidAmerican, which follows the $1 billion cash investment in Constellation Energy in conjunction with the companies’ Sept. 19, 2008, merger agreement.

Constellation Energy signed a definitive merger agreement with MidAmerican on Sept. 19, 2008, in which MidAmerican agreed to purchase all of the outstanding shares of Constellation Energy for a cash consideration of approximately $4.7 billion, or $26.50 per share. The definitive merger agreement has been approved by both companies’ boards of directors and is subject to, among other things, shareholder and customary federal and state regulatory approvals. Information about the transaction is available at www.constellationmidamerican.com.

About Constellation Energy

Constellation Energy (http://www.constellation.com), a FORTUNE 125 company with 2007 revenues of $21 billion, is the nation’s largest competitive supplier of electricity to large commercial and industrial customers and the nation’s largest wholesale power seller. Constellation Energy also manages fuels and energy services on behalf of energy intensive industries and utilities. It owns a diversified fleet of 83 generating units located throughout the United States, totaling approximately 9,000 megawatts of generating capacity. The company delivers electricity and natural gas through the Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland.

Forward-Looking Statements and Additional Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to expectations about our liquidity requirements, the prospects for and anticipated benefits of our strategic initiatives, the amount of additional liquidity anticipated from other arrangements being explored, the proposed transaction between Constellation Energy and MidAmerican Energy Holdings Company and the expected timing and completion of the transaction. Words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions are intended to identify forward looking statements. Such statements are based upon the current beliefs and expectations of our management and involve a number of significant risks and uncertainties, many of which are difficult to predict and generally beyond the control of Constellation Energy and MidAmerican. Actual results may differ materially from the results anticipated in these forward-looking statements. The following factors, among others, could cause or contribute to such material differences: continued volatility in the credit, commodities and equity markets, the ability to obtain the approval of the transaction by Constellation Energy’s shareholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the terms and expected timeframe or at all; transaction costs; economic conditions; and the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, other business partners or government entities. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in Constellation’s periodic reports filed with the Securities and Exchange Commission and in the proxy statement Constellation Energy has filed with the Securities and Exchange Commission and intends to mail to its shareholders with respect to the proposed transaction, each of which are or will be available at the Securities and Exchange Commission’s Web site (http://www.sec.gov) at no charge.

This communication is being made in respect of the proposed merger transaction involving Constellation Energy and MidAmerican Energy Holdings Company. In connection with the proposed transaction, Constellation Energy has filed with the Securities and Exchange Commission a preliminary proxy statement and will mail a definitive proxy statement to its shareholders. Shareholders are encouraged to read the definitive proxy statement regarding the proposed transaction when it becomes available because it will contain important information. Shareholders will be able to obtain a free copy of the proxy statement, as well as other filings made by Constellation Energy regarding Constellation Energy, MidAmerican Energy Holdings Company and the proposed transaction, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). These materials can also be obtained, when available, without charge, by directing a request to Constellation Energy per the investor relations contact information above.

Constellation Energy, MidAmerican Energy Holdings Company and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Constellation Energy’s directors and executive officers is available in Constellation Energy’s Current Report on Form 8-K, Constellation Energy’s notice of annual meeting and proxy statement for its most recent annual meeting and Constellation Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2007, which were filed with the Securities and Exchange Commission on Oct. 21, 2008, April 29, 2008, and Feb. 27, 2008, respectively. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement and other relevant materials filed or to be filed with the Securities and Exchange Commission.

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